Exhibit 99.1

The information contained in this Exhibit 99.1, including excerpts from the 2005 vision statement below, is information that the Company plans to share with interested parties in various forums, including presentations at investor and industry conferences and one-on-one or group meetings with investors or other interested parties.

- Estimated sites owned, leased, or managed as of 12/31/00 is approximately 11,000.

- Estimated new construction for the fourth quarter 2000 is approximately 450 towers.

-    Estimated new construction for the year 2001 is approximately 2,000 towers.

The following are excerpts from the Company's vision statement for the year 2005 and other company presentations. The Company views the information contained in this vision statement as long term goals. The Company believes that this vision represents a possible scenario of what it may look like in the year 2005. The statements are in the present tense, as if the Company were speaking in the year 2005. There can be no assurances that these goals will be attained.


o We are the number one owner and operator of wireless towers and broadcast towers in the contiguous countries of North America with over 25,000 active towers or sites.
o The vast majority of our structures are co-location ready and do not convey revenue shares to anybody.
o Approximately 80% of our sites in the U.S. are located within the Top 100 BTAs (Basic Trading Areas) as ranked by population.
o    Over 50% of the land  underneath our towers is owned by us.
o    On average we exceed three broadband equivalent tenants per tower.
o    We have the highest organic growth rate among the top 3 tower companies.
o    Our   teleports   operation,   renamed  as  Verestar,  has  emerged  as  an
     international leader in internet, voice and data communications via space.
o We have a market capitalization above $25 billion and a public float above 200 million shares.
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The following  statements give the assumptions  underlying some of the Company's vision 2005 statements. By their nature, the assumptions are estimates and subject to change. If the underlying assumptions change, the goals will also change. There can be no assurances that the assumptions, and the goals based on such assumptions, will materialize.

The following is one possible scenario that could lead the Company to meet its goal of owning and operating at least 25,000 sites by 2005:

         Sites as of 9/30/00        10,000
         New Construction            9,000
         Acquisitions                6,000
         Total                      25,000

The Company believes it could achieve a weighted average cost per tower of $250,000 for a 25,000 site portfolio by creating a portfolio of the following components:

                                     Sites      Average Cost      Total Cost
         New Construction            15,000       $180,000     $2,700,000,000
         Carrier Acquisitions         4,000       $280,000     $1,120,000,000
         Other Acquisitions           6,000       $400,000     $2,400,000,000

         Weighted Average Cost      $250,000
         Total Investment           $6,220,000,000

The Company believes that its Tower Return on Assets (ROA), defined as revenue less operating cost divided by tower cost, for a typical single tower in five years could exceed 20% under the following assumptions:

          The Company achieves its weighted average cost per tower goal of $250,000.

          The industry standard assumption for a typical broadband rental revenue rate in the year 2000 is $18,000 per year.

          Typical rental rates escalate between 3% and 5% per year for the next five years.

          The Company achieves its average broadband equivalent tenant per tower goal of three.

          The industry standard assumption for typical site operating costs in the year 2000 is $10,000 per year.

          Typical operating costs escalate between 5% and 6% per year for the next five years.

The Company believes that newly constructed towers built should produce an ROA in excess of 20% based on the following assumptions:

          The Company constructs towers at a typical construction cost of $180,000 per tower.

          The industry standard assumption for a typical broadband rental revenue rate in the year 2000 is $18,000 per year.

          Typical rental rates escalate between 3% and 5% per year for the next five years.

          The Company achieves its average broadband equivalent tenant per tower goal of three.

          The industry standard assumption for typical site operating costs in the year 2000 is $10,000 per year.

          Typical operating costs escalate between 5% and 6% per year for the next five years.

          Should the Company exceed its average broadband tenant per tower goal and achieve an average of 3.75 broadband tenants per tower, the ROA could exceed 30%.

The Company believes that over time its operating margins for a single tower will improve due to its ability to leverage operating costs and regional costs over a larger revenue base. Under the following assumptions, the Company believes that its operating margin could exceed 65% by year 5:

          The Company achieves its tower acquisition and construction goals to own, lease, or manage 25,000 sites by 2005.

          The industry standard assumption for a typical broadband rental revenue rate in the year 2000 is $18,000 per year.

          Typical rental rates escalate between 3% and 5% per year for the next five years.

          The Company's tower portfolio has an average of at least 2.5 broadband equivalent tenants per tower.

          The industry standard assumption for typical site operating costs in the year 2000 is $10,000 per year.

          Typical operating costs escalate between 5% and 6% per year for the next five years.

The Company believes that it could generate operating cash flow (defined as operating revenue less operating expenses, excluding depreciation and amortization and development expenses, and includes interest income, TV Azteca, net) of $1,600,000,000 in the year 2005 under the following assumptions:

          The Company achieves its tower acquisition and construction goals to own and operate 25,000 sites by 2005.

          The Company's tower portfolio has an average of at least 2.25 broadband equivalent tenants per tower.

          The Company's Services group generates at least $160,000,000 in operating cash flow.

          The Company's Internet, voice, data and video transmission group generates at least $160,000,000 in operating cash flow.

          The  Company  achieves  its goal of  owning  and  operating  towers in
     selected  foreign   countries  and  these  operations   generate  at  least
     $80,000,000 in operating cash flow.